Exhibit 3.3



                        SUN INTERNATIONAL HOTELS LIMITED
                         -------------------------------


                                                    REGISTRATION NO.:  46,600 B


                                   CERTIFICATE
                   AS TO AMENDMENT OF ARTICLES OF ASSOCIATION


     I, Giselle Pyfrom, the Assistant Secretary of SUN INTERNATIONAL HOTELS LIMITED hereby certify:

     That by Resolutions of the Members passed at the Annual General Meeting held on the 24th day of September, 2001, the Company resolved to amend Article 16 and Article 52 of its Articles of Association in the following manner and THAT the following is the resolution herein above referred which is in full effect and on file in the records of the Company:

     RESOLVED THAT each of Article 16 and Article 52 of the Company's Articles of Association be amended to read in its entirety as follows:

     16. The Board shall have the power to amend the Company's Articles of Association by a vote of a majority of the directors present at a meeting or by a written consent signed by a majority of directors then in office.

     52. (1) The Directors of the Company elected in office at the Company's annual general meeting to be held on September 24, 2001, or at any adjournment thereof, shall hold office until the date of the annual general meeting to be held in 2004. At the annual general meeting to be held in 2004, and at each subsequent annual general meeting, directors shall be elected by resolution of the holders of Ordinary Shares in accordance with these Articles (including the provisions as to nomination contained in Article 49). Subject to early resignation or removal as provided in these Articles or the International Business Companies Act, any director so appointed shall hold office until the date of the next annual general meeting of the Company, or if later, the date his successor is duly elected and qualified.

          (2) If any Director resigns or is removed prior to the expiration of his term on the applicable annual general meeting date, his successor shall be appointed by a majority of the Directors remaining at such time.


Given under the Common Seal    )
                               )
of the Company on this day     )
                               )
of    May,   2002              )



  /s/ Giselle M. Pyfrom
------------------------------
    ASSISTANT SECRETARY